UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: November 29, 2004

(Date of earliest event reported): (November 22, 2004)

Commission File No. 0-20709

D&E COMMUNICATIONS, INC.

(Exact name of Registrant as specified in its Charter)

Pennsylvania	23-2837108
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

124 East Main Street P.O. Box 458 Ephrata, PA 17522-0458	17522
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 717-733-4101

Former name or former address, if changed since last Report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement to communications pursuant to Rule 13e-4(c) under the Exchange Act

D&E COMMUNICATIONS, INC.

INFORMATION TO BE INCLUDED IN REPORT

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 5, 2004, D&E completed a syndicated senior secured debt financing in the amount of $260 million, consisting of a $25 million revolving line of credit, a term loan (Term Loan A) in the amount of $50 million, a second term loan (Term Loan B) in the amount of $150 million, and the assumption of $35 million of term indebtedness of a D&E subsidiary. On November 22, 2004, D&E entered into an amendment with respect to this senior financing. The amendment reduces the applicable margin of Term Loan B from 2.75% to 2.00% through Term Loan B’s stated maturity date of December 31, 2011. The company anticipates that this reduction in margin will result in an annual savings of approximately $1.1 million. In connection with this refinancing, D&E will record a loss on the early extinguishment of debt of approximately $392,000, consisting of a non-cash write-off of $321,000 of unamortized debt issuance costs of the previous credit facility and the expensing of $71,000 of debt issuance costs related to the new credit facility. D&E capitalized approximately $453,000 of debt issuance costs related to the new credit facility, which will be amortized into interest expense over the life of the new credit facility.

Item 9.01 Financial Statements, Pro Forma Financial Information and Exhibits

(c) Exhibits:

99     Press Release dated November 29, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

D&E COMMUNICATIONS, INC.

	By:	/s/ Thomas E. Morell
Date: November 29, 2004		Thomas E. Morell
Senior Vice President
Chief Financial Officer and Treasurer